MAM Utility Services Group Completes Electrical Work for Wind Energy Project in Lempster, NH

PRESQUE ISLE, ME -- (Marketwire - February 17, 2009) - MAM Utility Services Group, a wholly-owned subsidiary of Maine & Maritimes Corporation (NYSE Alternext US: MAM), today announced it has completed construction of an electrical collector system for the Lempster Wind Power Project in Lempster, New Hampshire, located in southwestern New Hampshire, approximately 30 miles north of Keene. The 24-megawatt wind generation project is owned and operated by Iberdrola Renewables. Electrical engineers and technical subcontractors engaged and directed by MAM Utility Services Group assisted with the design and construction of approximately 0.6 miles of overhead and 7 miles of 34.5 kV underground transmission power line, collector system, and switchyards, valued at approximately $2 million, in order to connect 12 Gamesa 2 MW wind turbine generators to the New England grid through Public Service of New Hampshire's electrical transmission system. MAM again collaborated with Reed & Reed, Inc., like they did in 2006 on the Mars Hill Wind Power Project, and once again worked closely with an experienced Maine-based wind services team, including Sargent Corporation, and Maine Drilling & Blasting, Inc.

MAM President Brent M. Boyles said, "We are excited about another New England wind energy project. Our prior experience with constructing and maintaining the First Wind project in Mars Hill, Maine, has been positive. Not only do these projects provide jobs and economic growth, wind farms help improve the power stability and reliability to the region."

According to Iberdrola Renewables officials, the project is the largest utility-scale wind project in New Hampshire, capable of producing enough electricity to power approximately 10,000 New Hampshire homes.

About Maine & Maritimes Corporation:

Maine & Maritimes Corporation (NYSE Alternext US: MAM) is the parent company of MAM Utility Services Group, an unregulated wholly-owned US subsidiary which was incorporated on September 27, 2007. MAM USG focuses on such areas as transmission infrastructure to support wind generation, utility asset maintenance contracts, and other utility-related services. MAM is also the parent company of Maine Public Service Company, a regulated electric transmission and distribution utility serving approximately 36,000 electricity customer accounts in Northern Maine. Corporate headquarters are located in Presque Isle, Maine and the corporate website is www.maineandmaritimes.com.

Cautionary Statement Regarding Forward-Looking Information:

Except for historical information, all other information provided in this news release consists of "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1935. Although Maine & Maritimes Corporation believes that such statements are based on reasonable assumptions, any such statements involve uncertainties and risks that may cause actual results to differ materially from those projected, anticipated, or implied. MAM cautions that there are certain factors that can cause actual results to differ materially from forward-looking information that has been provided, including, without limitation, potential changes in applicable laws and regulations, potential changes in Management, its ability to raise necessary operating and growth capital, increased interest costs, its ability to execute its business plans in a timely and efficient manner, the loss of customers and other factors that are more detailed in MAM's filings with the Securities and Exchange Commission.

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For More Information Contact:
Virginia R. Joles
Director of Communications
Board Relations and Economic Development
Tel: 207.760.2418
www.maineandmaritimes.com